Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-126244 and 333-159849 on Form S-8 of DSW Inc. of our report dated March 28, 2011 relating to the consolidated financial statements and financial statement schedule of Retail Ventures, Inc. and subsidiaries (“Retail Ventures”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of the new accounting guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), and for noncontrolling interests in consolidated financial statements, which became effective February 1, 2009), and our report dated March 28, 2011 relating to the effectiveness of Retail Ventures’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Retail Ventures, Inc. for the year ended January 29, 2011.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
August 5, 2011